As filed with the Securities and Exchange Commission on April 30, 2001.

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                    IVG CORP.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                               59-2919648
(State of incorporation or organization)       (IRS Employer Identification No.)

        13135 DAIRY ASHFORD, SUITE 525
              SUGAR LAND, TEXAS                             77478
   (Address of principal executive offices)              (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration file number to which this form relates: NOT APPLICABLE.


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                              Name of each exchange on which
to be so registered                              each class is to be registered
-------------------                              ------------------------------

       NONE                                                   NONE


Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE
                                (Title of Class)

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

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The securities of IVG Corp. (the "Company") to be registered hereunder are shares of common stock, par value $.0001 per share ("Common Stock"). The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. Cumulative voting is not allowed in any election of directors. The holders of Common Stock are entitled to receive, ratably, dividends when, as and if declared by the board of directors out of funds legally available therefor.

         Upon the Company's liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

         The holders of Common stock do not have preemptive, subscription, redemption or conversion rights under the Company's Certificate of Incorporation. There are no redemption or sinking fund provisions applicable to the Common stock. The outstanding shares of Common Stock are fully paid and nonassessable.

ITEM 2.  EXHIBITS.

         Exhibit No.       Description of Exhibit
         -----------       ----------------------

            3.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 filed on April 18, 2001 (the "2000 10-KSB"))

            3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the 2000 10-KSB)

            4.1         Form of Stock Certificate (incorporated by reference to
                        Exhibit 4.1 of the 2000 10-KSB)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              IVG CORP.


Date:  April 30, 2001                         By:  /s/ Elorian Landers
                                                  ------------------------------
                                                  Elorian Landers
                                                  Chief Executive Officer

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

                                  EXHIBIT INDEX

         Exhibit No.       Description of Exhibit
         -----------       ----------------------

            3.1 Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 filed on April 18, 2001 (the "2000 10-KSB"))

            3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the 2000 10-KSB)

            4.1         Form of Stock Certificate (incorporated by reference to
                        Exhibit 4.1 of the 2000 10-KSB)

                                       4